EXHIBIT 1.1

                     JANNEY MONTGOMERY SCOTT INC.
                     NOLAN SECURITIES CORPORATION



April __, 1998


Energy Conversion Devices, Inc.
1675 West Maple Road
Troy, Michigan 48084
Attention: Stanford R. Ovshinsky


      Re:   Proposed Limited Public Offering on Form S-3


Ladies and Gentlemen:

            We are pleased to confirm the engagement of Janney Montgomery Scott Inc. ("JMS") and Nolan Securities Corporation ("Nolan") as co-placement agents on a "best efforts" basis with respect to the proposed limited public offering (the "Offering") by Energy Conversion Devices, Inc. ("ECD" or the "Company") of up to 2 million units ("Units") comprised of 2 million shares of the Company's common stock, $.01 par value (the "Shares") and 2 million warrants to purchase shares of the Company's common stock $.01 par value (the "Warrants") solely to persons who are "qualified institutional buyers" as such term is defined in Rule 144A under the Securities Act.

A.    REGISTRATION STATEMENT

          1. The Units (including the shares of the Company's common stock issuable upon exercise of the Warrants) will be registered under the Securities Act of 1933, as amended (the "Securities Act"), and the Rules and Regulations promulgated thereunder, pursuant to a registration statement on Form S-3 ("Registration Statement") or other applicable form, to be prepared and filed by the Company with the Securities and Exchange Commission (the "Commission").

          2. The Registration Statement and any amendment thereto ("Amendment") or other papers or instruments relating to the proposed Offering shall not be filed with the Commission unless satisfactory, in form and substance, to JMS and Nolan and their respective counsel. JMS and Nolan shall be provided with sufficient copies of the proposed Registration Statement,


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related  Preliminary and Final  Prospectuses and all Exhibits thereto  necessary for their approval prior to filing with the Commission or dissemination to any party.

B.    BEST EFFORTS PLACEMENT; NO MINIMUM AMOUNT OF UNITS TO
BE SOLD

            1. JMS and Nolan shall act as co-placement agents on a "best efforts" basis to sell for the account of the Company up to 2 million Units to persons who are "qualified institutional buyers" as such term is defined in Rule 144A under the Securities Act. No minimum number of Units is required to be sold pursuant to the Offering for the closing to take place.

            2. For acting as placement agents, JMS and Nolan shall receive a fee equal to six percent (6%) of the gross proceeds of the Units sold, payable to the order of JMS. In addition, as set forth in greater detail below, JMS and Nolan shall receive reimbursement of expenses and JMS shall receive warrants, at $.01 per warrant, to purchase units identical to the Units. The fee provided for herein will not apply to any proceeds received by the Company from exercise of the Warrants.


C.    PRICING

            The offering price of the Units (the "Per Unit Offering Price") shall be determined by negotiation by and among the Company, JMS, Nolan and the purchasers of the Units based on the closing bid price of the Company's common stock on the Nasdaq National Market on the closing date of the Offering (the "Closing Date").


D.    WARRANTS.

            The Warrants shall entitle the holders to purchase shares of the Company's common stock at an exercise price per share equal to 135% of the Per Unit Offering Price on or prior to January 31, 2000, and at an exercise price per share equal to 155% of the Per Unit Offering Price at any time thereafter and until expiration of the Warrants on July 31, 2001.


E.    EXPENSES OF THE OFFERING

          1. Irrespective of whether the Offering is consummated, the Company shall be responsible for and pay all reasonable expenses directly and necessarily incurred in connection with the offering, including, without limitation:

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      (a)   the fees, costs and expenses of the Company's accountants and attorneys;

      (b) the costs of preparing, delivering and filing with the Commission the Registration Statement, Preliminary and Final Prospectuses, Exhibits and related documents and all amendments and supplements thereto; and the costs of delivering all such documents to JMS and Nolan in such reasonable quantities as they may request;

      (c) the cost of preparing and delivering certificates representing the Units;

      (d) the cost and expenses, including legal fees, of registering or qualifying the Units for offer and sale under the securities or Blue Sky laws of the various states in which JMS and Nolan intend to offer and sell the Units;

      (e)   NASD filing fees, if any;

      (f) the fees and expenses of the Transfer Agent and Registrar of the Company's common stock;

      (g)   the fees and expenses of the Warrant Agent for the Warrants;

      (h) the reasonable fees and expenses of legal counsel to JMS and Nolan incurred in connection with the Offering;

      (i) the Company's own expenses for roadshows and tombstone advertising expenses; and

      (j) any other usual and customary expenses in connection with the foregoing.

                  The expenses of JMS and Nolan will be billed on a monthly basis and the Company's reimbursement obligation for such expenses shall not exceed an aggregate of $100,000, inclusive of legal fees. JMS acknowledges receipt of an advance against expenses in the amount of $25,000.



F.    JMS AND NOLAN WARRANTS; REGISTRATION RIGHTS


                 At the Closing Date, the Company will issue to JMS and Nolan, or their designees, warrants (the "Placement Agent Warrants") to purchase units identical to the Units in an amount equal to four percent (4%) of


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the Units sold in the Offering.  The Placement  Agent Warrants shall expire five
(5) years from the Closing Date and shall be exercisable commencing one year from the Closing Date, from time to time, in whole or in part, prior to the expiration date at an exercise price per unit equal to one hundred thirty percent (130%) of the Per Unit Offering Price.


               At the written request of JMS at any time during the four-year exercisable period, the Company, on one occasion, shall promptly prepare and file with the Commission a registration statement (or post-effective amendment to the Registration Statement) and such other documents as, in the opinion of counsel to the Company and counsel to JMS, shall be required to permit a public offering of the securities issuable upon exercise of the Placement Agent Warrants and shall use its reasonable best efforts to cause such registration statement to be declared effective as promptly as possible. Notwithstanding the foregoing, ECD may postpone for up to 90 days the filing or the effectiveness of a registration statement for a demand registration if ECD determines that such demand registration would reasonably be expected to have an adverse effect on any proposal or plan by ECD or any of its subsidiaries to engage in any acquisition or disposition of assets (other than in the ordinary course of business), merger, consolidation, tender offer, joint venture, license arrangement or similar transaction. The Company shall pay the initial $15,000 of the related fees and expenses, other than the fees and expenses of counsel to JMS and any underwriting or selling commissions, and JMS shall pay the excess, if any, of such fees and expenses.

            After the  Closing  Date,  in the event the  Company  determines  to register any of its securities pursuant to a registration statement filed with the Commission other than on Form S-4 or Form S-8, the Company will so notify JMS and Nolan in writing and JMS and Nolan shall have the right, exercisable within 30 days after such written notice, to request that the securities issuable upon exercise of the Placement Agent Warrants be included in such registration statement, which the Company shall so include; provided, however, that if the managing underwriters of an underwritten public offering advise the Company that in their opinion the securities requested for inclusion by JMS and/or Nolan could not be sold in an orderly manner in such underwritten offering within a price range acceptable to the Company, then the holders of the Placement Agent Warrants shall agree, at the request of such managing underwriters, not to offer for sale, sell or otherwise dispose of the securities so registered for a period beginning seven days prior to and ending 90 days after the effective date of the underwritten offering.

            The Company shall indemnify and hold harmless the holders of the Placement Agent Warrants whose securities are included in a registration statement filed pursuant to this Section to the identical extent as JMS and


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Nolan are  indemnified  under  Section G hereunder and the Company shall provide such holders with a written agreement to such effect upon request.

G.    INDEMNIFICATION


            The Company agrees to indemnify and hold harmless JMS and/or Nolan and each person, if any, who controls JMS and/or Nolan within the meaning of either Section 15 of the Securities Act or Section 20 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred by JMS and/or Nolan or any such controlling person in connection with defending or investigating any such action or claim) caused by any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any amendment thereof, any preliminary or final prospectus (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto), or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information relating to JMS and/or Nolan and furnished to the Company in writing by JMS and/or Nolan expressly for use therein.

            JMS and Nolan agree to indemnify and hold harmless the Company, its directors, its officers who sign the Registration Statement and each person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from the Company to JMS and Nolan, but only with reference to the failure of JMS or Nolan to comply with the prospectus delivery requirements of the federal securities laws in connection with the Offering and sale of the Units or to information relating to JMS and/or Nolan furnished to the Company in writing by JMS and/or Nolan, as the case may be, expressly for use in the Registration Statement, any preliminary or final prospectus, or any amendments or supplements thereto.

            In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to the preceding two paragraphs, such person (the "indemnified party") shall promptly notify the person against whom such indemnity may be sought (the "indemnifying party") in writing and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the fees


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and  disbursements  of such  counsel  related  to such  proceeding.  In any such proceeding, the indemnifying party may assume the defense of any action the subject of the first sentence of this paragraph with counsel reasonably satisfactory to the indemnified party. In addition, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the indemnifying party shall not, in respect of the legal expenses of any indemnified party in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all such indemnified parties and that all such fees and expenses shall be reimbursed as they are incurred. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff not subject to any appeals, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. No indemnifying party shall, without the prior written consent of the indemnified party (which shall not be unreasonably withheld or delayed), effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.


            If the indemnification provided for in the first or second paragraph of this Section G is unavailable to an indemnified party, then each indemnifying party under such paragraph, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and JMS and/or Nolan on the other hand from the offering of the Units or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and of JMS and/or Nolan on the other hand in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and JMS and/or Nolan on the other hand in connection with the offering of the


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Units  shall be  deemed  to be in the  same  respective  proportions  as the net proceeds from the offering of the Units (before deducting expenses) received by the Company and the fee paid to JMS and Nolan bear to the aggregate offering price of the Units. The relative fault of the Company on the one hand and JMS and/or Nolan on the other hand shall be determined by references to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or by JMS and/or Nolan and the parties' relative intent, knowledge, access to information supplied by the Company or by JMS and/or Nolan
and  the  parties'  relative  intent,  knowledge,   access  to  information  and
opportunity to correct or prevent such statement or omission.


            The Company, JMS and Nolan agree that it would not be just or equitable if contribution pursuant to this Section G were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending such action or claim. Notwithstanding the provisions of this Section G, JMS and/or Nolan shall not be required to contribute any amount in excess of the aggregate fee paid to JMS and Nolan by the Company. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The remedies provided for in this Section G are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.


            The indemnity and contribution provisions contained in this Section G shall remain operative and in full force and effect regardless of any termination of this Agreement.



H.    DISSEMINATION OF INFORMATION

            During the pendency of the Offering, the Company agrees and undertakes to consult with JMS and Nolan prior to distribution to third parties of any financial information, news releases and/or other publicity regarding the Company, its business or any terms of the Offering. Copies of all documents

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which the Company or its public relations  advisors intend to distribute  during the pendency of the Offering will be provided to JMS and Nolan for review prior to such distribution.

I.    TERMINATION OF PLACEMENT

            In the event that the proposed Offering is, for any reason, terminated prior to the effective date of the Registration Statement, the Company agrees, acknowledges and undertakes to remain responsible for payment of all expenses as provided in Section E above.



J.    DUE DILIGENCE INVESTIGATION

          1. The Company shall supply and deliver to JMS and Nolan and their respective legal counsel at their respective offices, all information required to enable them to make such investigation of the Company and its business prospects as they shall desire and shall make available to them such persons as they deem reasonably necessary or appropriate in order to verify or substantiate any information regarding the Company.

          2. It is expressly understood and agreed that JMS, Nolan and their respective legal counsel will be undertaking a thorough review of all the Company's contractual commitments and operational practices and in the event that these do not meet with the approval of JMS and/or Nolan, JMS and Nolan will not proceed with the Offering. JMS and Nolan agree to hold in confidence and not disclose confidential information of ECD or its affiliates to any person or entity without the prior written consent of ECD. For purposes of this Agreement, confidential information does not include: matters of public knowledge; information rightfully received by JMS and/or Nolan from a third party without a duty of confidentiality to ECD; information independently developed by JMS or Nolan; or information required by law to be disclosed (provided that JMS and Nolan will give ECD prior written notice of any disclosure so required).


K.    REPRESENTATIONS, WARRANTIES AND COVENANTS


            The Company hereby represents and warrants to, and covenants with, JMS and Nolan as follows:

          1. The Company will not issue any Units until the Registration Statement has been declared effective and no stop order suspending the

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effectiveness  of  the  Registration  Statement  shall  be  in  effect,  and  no proceedings for such purpose shall be pending before or, to ECD's knowledge, threatened by the Commission at the time the Units are issued.

          2. (i) As of the date that the Units are issued, each part of the Registration Statement, when such part became effective, will not contain and each such part, as amended and supplemented, if applicable, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading,
(ii) the Registration Statement and the prospectus, as amended and supplemented, if applicable, will comply in all material respects with the Securities Act and the applicable rules and regulations of the Commission thereunder and (iii) the prospectus, as amended and supplemented, if applicable, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          3. The Company has been duly incorporated, is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation, has the corporate power and authority to own its property and to conduct its business as described in the Registration Statement and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a material adverse effect on the Company.

          4. The authorized capital stock of the Company conforms as to legal matters to the description thereof contained in the Registration Statement.

          5. The shares of common stock of ECD outstanding prior to the Offering have been duly authorized and are validly issued, fully paid and non-assessable. The Units, when issued and delivered as contemplated by this Agreement, will be validly issued, fully paid and non-assessable and the issuance of such Units will not be subject to any preemptive or similar right.

          6. This Agreement has been duly authorized, executed and delivered by ECD.

          7. ECD shall keep effective the registration under the Securities Act of the Company's common stock issuable upon exercise of the Warrants in order that the holders of Warrants shall, upon exercise of the Warrants, receive shares fully registered under the Securities Act upon exercise of the Warrants.


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          8. The  execution  and  delivery  by ECD of,  the  performance  of its obligations under, and the consummation of the transactions contemplated by, this Agreement will not contravene any provision of (i) the certificate or articles of incorporation or by-laws of ECD or (ii) applicable law, rule or regulation or any agreement or other instrument binding upon ECD, or any judgment, order or decree of any governmental body or agency or court having
jurisdiction   over   ECD,   and  all   consents,   approvals,   authorizations,
registrations, filings or qualifications of or with any court or governmental body or agency of the United States or any state thereof required for the execution and delivery by ECD of, the performance by ECD of its obligations under, and the consummation by ECD of the transactions contemplated by, this Agreement have been or will be obtained or made and are or will be in full force and effect, except as may be required by state securities or Blue Sky laws in connection with the offer and sale of the Units.


          9. Each preliminary prospectus filed as part of the Registration Statement or any amendment thereto, or filed pursuant to Rule 424 under the Securities Act, will comply in all material respects with Securities Act and the rules and regulations of the Commission thereunder.


          10. No person is or will be entitled, directly or indirectly, to compensation from the Company or any of its affiliate for services as a finder in connection with the Offering.


          11. JMS and Nolan shall have received such additional documents, certificates, opinions of counsel and other deliveries as it may reasonably request and as are customary to effect a closing of the matters herein contemplated.


L.    TERM OF AGREEMENT

            This Agreement shall terminate: (i) at any time upon the mutual agreement of the parties; (ii) upon notice given by ECD, JMS or Nolan, as the case may be, if any party material breaches any of the provisions hereof; (iii) upon notice given by ECD to JMS and Nolan, if ECD determines for any reason not to consummate this Offering on the terms and conditions specified in this Agreement and in the prospectus; provided, however, that if ECD terminates this Agreement pursuant to the immediately preceding clause (iii), ECD shall pay to JMS and Nolan a pro rata amount of the fee specified in Section B if, during the first twelve (12) months following the date of such termination, ECD issues any securities on a private- placement basis to any investor previously contacted by either JMS or Nolan in connection with this Offering, (the


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"Investors").  For purposes of this provision, JMS and Nolan shall provide ECD with a list of all such Investors. .

      During the first twenty four (24) months following the date of the Closing of the Offering, if a purchaser of Units in the Offering acquires any additional securities of ECD on a private placement basis from ECD, and JMS and Nolan are not designated as ECD's agent for such placement or are designated on an unreasonable or unacceptable basis, ECD shall pay to JMS and Nolan a cash fee equal to 3% of the gross proceeds raised thereby.


M.    LAWS AND JURISDICTION TO GOVERN

            This Agreement shall be construed and enforced in accordance with the laws of the State of New York and the parties agree to submit themselves to the jurisdiction of the courts of the State of New York which shall be the sole tribunal in which any parties may institute and maintain a legal proceeding against the other party arising from any dispute in this Agreement. In the event any party initiates a legal proceeding in a jurisdiction other than in the courts of the State of New York, the other party may assert as a complete defense and as a basis for dismissal of such legal proceeding that the legal proceeding was not initiated and maintained in the courts of the State of New York in accordance with the provisions of this Section M.

N.    MISCELLANEOUS

            The letter dated April 17, 1998 by JMS to ECD relating to arrangements set forth herein shall terminate upon execution of this agreement, except that the indemnification provisions contained therein shall remain operative and full force and effect with respect to acts occurring prior to the date of this Agreement. The provisions of Section G shall apply with respect to acts occurring on and after the date of this Agreement.


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            If the foregoing is  acceptable  to you,  please sign and return two copies of this letter, retaining the original and one copy for your records.


                              Very truly yours,



                          JANNEY MONTGOMERY SCOTT INC.



                              By:  ______________________________
                                      Name:
                                     Title:



                          NOLAN SECURITIES CORPORATION



                              By:  ______________________________
                                      Name:
                                     Title:



Accepted and Agreed:

ENERGY CONVERSION DEVICES, INC.


By:  ________________________________
     Stanford R. Ovshinsky
     President

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